Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the use of our reports and sensitivities to such reports relating to the proved oil and gas reserves of Rosetta Resources Inc., to the information derived from such reports and sensitivities to such reports and to the reference to this firm as an expert in the Post-Effective Amendment No. 1 to Form S-1 registration statement filed by Rosetta Resources Inc. and in the prospectus to which the registration relates.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons Executive Vice President

Houston, Texas

May 26, 2006